As filed with the Securities and Exchange Commission on April 2, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOODNESS GROWTH HOLDINGS, INC. (Exact name of registrant as specified in its charter)
British Columbia, Canada (State or other jurisdiction of incorporation or organization)	82-3835655 (I.R.S. Employer Identification No.)
207 South 9th Street Minneapolis, Minnesota (Address of Principal Executive Offices)	55402 (Zip Code)

Employment Agreement with Joshua Rosen and Vireo Health, Inc., dated December 4, 2022

Second Amendment to Employment Agreement, effective December 14, 2022,

by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and Kyle Kingsley

Third Amendment to Employment Agreement, effective June 7, 2023,

by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and John Heller

Second Amendment to Employment Agreement, effective December 14, 2022,

by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and J. Michael Schroeder

Third Amendment to Employment Agreement, effective June 7, 2023,

by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and J. Michael Schroeder

Second Amendment to Employment Agreement, effective December 14, 2022,

by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and Amber Shimpa

Fourth Amendment to Employment Agreement, effective December 21, 2023,

by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and Amber Shimpa

Second Amendment to Employment Agreement, effective December 14, 2022,

by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and Patrick Peters

(Full title of the plan)

C T Corporation

28 Liberty Street

New York, NY 10005

(Name and address of agent for service)

(612) 999-1606

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Goodness Growth Holdings, Inc. (the “Company”) with the Commission are incorporated herein by reference:

(a)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on April 1, 2024;

(b)	The Company’s Current Report(s) on Form 8-K filed (in all filings, excluding any portions furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items, as applicable) on January 9, 2024; and

(c)	The description of the Company’s subordinate voting shares contained in Item 4 of the Company’s Registration Statement on Form 10 (File No. 000-56225) filed with the Commission on November 5, 2020, and amended December 21, 2020 and January 20, 2021, including any amendment or report filed for the purpose of updating such description (including the description of Registrant’s securities filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020).

All documents filed by the Registrant pursuant to Section 13(a)or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	Description of Securities.

Not applicable.

2

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted as a director or officer of an affiliate of the Registrant, or at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another corporation or other legal entity (each of the foregoing, an “individual”), against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may liable for in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or such other corporation or legal entity; and (ii) in the case of such a proceeding or investigative action other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant may also indemnify a person described above in respect of all costs, charges and expenses, including legal and other fees, actually and reasonably incurred by such person in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above. The Registrant may provide indemnification in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action, and may pay such costs, charges and expenses as they are incurred in advance of such final disposition, provided it obtains a written undertaking that such person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (i) and (ii) above. Under the BCBCA, an individual described above is entitled to indemnification from the Registrant in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual complies with (i) and (ii) above. On application of the Registrant or an individual described above, the Supreme Court of British Columbia may order the Registrant to indemnify a person described above in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, and to pay some or all of the expenses incurred by such individual in respect of such legal proceeding or investigative action.

The Articles of the Registrant provide that, subject to the limitations contained in the Business Corporations Act (British Columbia), the Registrant must indemnify a person named above, and such person’s heirs and legal personal representatives, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened or completed, which such individual or any of his or her heirs and legal personal representatives is or may be joined as a party, or is or may be liable for in respect of a judgment, penalty or fine in, or costs, charges and expenses, including legal and other fees relating to such legal proceeding or investigative action, because of that person having been a director or officer of the Registrant, provided that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant; and (ii) in the case of such a legal proceeding or investigative action other than a civil proceeding, the person had reasonable grounds for believing that his or her conduct was lawful.

3

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers.

The Registrant has entered, and may from time to time enter, into indemnification agreements for the benefit of its directors and officers providing for their indemnification as permitted under the Business Corporations Act (British Columbia) and the Articles.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An Exhibit Index appears on page 6 hereof and is incorporated herein by reference.

Item 9.	Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

4

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Goodness Growth Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed April 1, 2024).

4.2	Employment Agreement with Joshua Rosen and Vireo Health, Inc., dated December 4, 2022 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed December 8, 2022).

4.3	Goodness Growth Holdings, Inc. Non-Plan Stock Option Agreement for Joshua Rosen, dated December 14, 2022 (incorporated by reference to Exhibit 10.53 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024).

4.4	Second Amendment to Employment Agreement, effective December 14, 2022, by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and Kyle Kingsley (incorporated by reference to Exhibit 10.35 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

4.5	Goodness Growth Holdings, Inc. Non-Statutory Stock Option Agreement for Kyle Kingsley, dated December 14, 2022 (incorporated by reference to Exhibit 10.54 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024).

4.6	Goodness Growth Holdings, Inc. Incentive Stock Option Agreement for Kyle Kingsley, dated January 4, 2023 (incorporated by reference to Exhibit 10.55 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024).

4.7	Third Amendment to Employment Agreement, effective June 7, 2023, by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and John Heller (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed December 12, 2023).

4.8	Goodness Growth Holdings, Inc. Non-Statutory Stock Option Agreement for John Heller (287,888 options), dated June 7, 2023 (incorporated by reference to Exhibit 10.57 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024).

4.9	Goodness Growth Holdings, Inc. Non-Statutory Stock Option Agreement for John Heller (1,314,941 options), dated June 7, 2023 (incorporated by reference to Exhibit 10.58 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024).

4.10	Second Amendment to Employment Agreement, effective December 14, 2022, by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and J. Michael Schroeder (incorporated by reference to Exhibit 10.38 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

6

4.11	Third Amendment to Employment Agreement, effective June 7, 2023, by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and J. Michael Schroeder (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed December 12, 2023).

4.12	Goodness Growth Holdings, Inc. Non-Statutory Stock Option Agreement for J. Michael Schroeder, dated December 14, 2022.

4.13	Goodness Growth Holdings, Inc. Non-Statutory Stock Option Agreement for J. Michael Schroeder (239,907 options), dated June 7, 2023.

4.14	Goodness Growth Holdings, Inc. Non-Statutory Stock Option Agreement for J. Michael Schroeder (400,000 options), dated June 7, 2023.

4.15	Second Amendment to Employment Agreement, effective December 14, 2022, by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and Amber Shimpa (incorporated by reference to Exhibit 10.39 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

4.16	Fourth Amendment to Employment Agreement, effective December 21, 2023, by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and Amber Shimpa (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed January 9, 2024).

4.17	Second Amendment to Employment Agreement, effective December 14, 2022, by and among Goodness Growth Holdings, Inc., Vireo Health, Inc. and Patrick Peters (incorporated by reference to Exhibit 10.35 to our Annual Report on Form 10-K filed March 31, 2023).

4.18	Goodness Growth Holdings, Inc. Non-Statutory Stock Option Agreement for Amber Shimpa, dated December 21, 2023 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed January 9, 2024).

4.19	Goodness Growth Holdings, Inc. Non-Statutory Stock Option Agreement for Patrick Peters, dated December 14, 2022 (incorporated by reference to Exhibit 10.59 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024).

4.20	Goodness Growth Holdings, Inc. Non-Statutory Stock Option Agreement for Amber Shimpa, dated December 14, 2022 (incorporated by reference to Exhibit 10.61 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024).

5.1	Opinion of Sangra Moller LLP.

23.1	Consent of Sangra Moller LLP (contained in Exhibit 5.1 hereto).

23.2	Consent of Davidson & Company LLP.

24.1	Powers of Attorney (included on the signature page of this registration statement).

107.1	Filing Fee Table.

7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 2, 2024.

GOODNESS GROWTH HOLDINGS, INC.

By:	/s/ Joshua Rosen
	Name:	Joshua Rosen
	Title:	Interim Chief Executive Officer and Interim Chief Financial Officer

8

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joshua Rosen and Amber Shimpa, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name and on his or her behalf as a director and/or officer of Goodness Growth Holdings, Inc. to prepare, execute and deliver any and all amendments, including post-effective amendments, and supplements to this registration statement on Form S-8, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith (including any necessary amendments thereof), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act necessary or desirable to be done in connection with the above-described matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

9

Name and Signature	Title	Date

/s/ Joshua Rosen
Joshua Rosen	Interim Chief Executive Officer, Interim Chief Financial Officer & Director (principal executive, financial and accounting officer)	April 2, 2024

/s/ Kyle E. Kingsley
Kyle E. Kingsley	Director	April 2, 2024

/s/ Ross M. Hussey
Ross M. Hussey	Director	April 2, 2024

/s/ Victor E. Mancebo
Victor E. Mancebo	Director	April 2, 2024

/s/ Judd T. Nordquist
Judd T. Nordquist	Director	April 2, 2024

10

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as duly authorized representative of Goodness Growth Holdings, Inc. in the United States, on April 2, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

11